EXHIBIT 10.21
Final Execution Version
LENDINGCLUB CORPORATION
AMENDED AND RESTATED
VOTING AGREEMENT
MARCH 13, 2009

LENDINGCLUB CORPORATION

AMENDED AND RESTATED VOTING AGREEMENT
This Amended and Restated Voting Agreement (the “Agreement”) is made and entered into as of this 13th day of March, 2009, by and among LendingClub Corporation, a Delaware corporation (the “Company”), those certain holders of the Company’s Common Stock listed on Exhibit A hereto (the “Key Holders”), the persons and entities listed on Exhibit B hereto (the “Investors”), and the persons and entities listed on Exhibit C hereto (the “Designated Common Stockholders”).
Witnesseth
Whereas, the Key Holders and the Designated Common Stockholders are the beneficial owners of an aggregate of 7,371,000 shares of the common stock of the Company (the “Common Stock”);
Whereas, certain Investors (the “Prior Investors”) are holders of outstanding shares of the Company’s Series A Preferred Stock (the “Series A Stock”) issued by the Company to such Prior Investors pursuant to the Series A Stock Purchase Agreement by and among the Company and the Prior Investors dated August 21, 2007, as amended from time to time, and have also been granted certain voting rights under that certain Voting Agreement by and among the Company, the Prior Investors, the Key Holders and the Designated Common Stockholders dated August 21, 2007 (the “Prior Agreement”);
Whereas, certain Investors (the “Series B Investors”) have agreed to purchase shares of the Company’s Series B Preferred Stock (the “Series B Stock” together with the Series A Stock, the “Preferred Stock”) pursuant to that certain Series B Preferred Stock Purchase Agreement (the “Purchase Agreement”) of even date herewith (the “Financing”);
Whereas, the obligations in the Purchase Agreement are conditioned upon the execution and delivery of this Agreement; and
Whereas, in connection with the consummation of the Financing, the Company, the Key Holders holding at least a majority of the Common Stock shares held by the Key Holders, and the Prior Investors holding at least a majority of the Series A Preferred Stock have agreed to amend and restate the Prior Agreement in its entirety and, together with the Series B Investors and the Designated Common Stockholders, to provide for the future voting of their shares of the Company’s capital stock as set forth below.
Now, Therefore, in consideration of these premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

AGREEMENT
1. Voting.
1.1 Key Holder Shares; Investor Shares; Designated Holder Shares.
(a) The Key Holders each agree to hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Key Holders after the date hereof (hereinafter collectively referred to as the “Key Holder Shares”) subject to, and to vote the Key Holder Shares in accordance with, the provisions of this Agreement.
(b) The Investors each agree to hold all shares of voting capital stock of the Company (including but not limited to all shares of Common Stock issued or issuable upon conversion of the Preferred Stock) registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Investors after the date hereof (hereinafter collectively referred to as the “Investor Shares”) subject to, and to vote the Investor Shares in accordance with, the provisions of this Agreement.
(c) The Designated Common Stockholders each agree to hold all shares of voting capital stock of the Company registered in their respective names or beneficially owned by them as of the date hereof and any and all other securities of the Company legally or beneficially acquired by each of the Designated Common Stockholders after the date hereof (hereinafter collectively referred to as the “Designated Holder Shares”) subject to, and to vote the Designated Holder Shares in accordance with, the provisions of this Agreement.
1.2 Election of Directors. On all matters relating to the election and removal of directors of the Company, the Key Holders, the Designated Common Stockholders and the Investors agree to vote all Key Holder Shares, Designated Holder Shares and Investor Shares held by them (or the holders thereof shall consent pursuant to an action by written consent of the holders of capital stock of the Company) so as to elect members of the Company’s Board of Directors as follows:
(a) At each election of or action by written consent to elect directors in which the holders of Preferred Stock, voting as a separate class, are entitled to elect directors of the Company, the Investors shall vote all of their respective Investor Shares so as to elect: (i) so long as Morgenthaler Ventures IX, LP (together with its affiliates, “Morgenthaler”) continues to own at least thirty percent (30%) of the shares of Preferred Stock owned by it on the date hereof, one individual designated by Morgenthaler, which individual shall serve as the Series B Director described in Section 2(e)(i) of the Amended and Restated Certificate of Incorporation of the Company (the “Restated Certificate”) and who shall initially be Rebecca Lynn, (ii) so long as Norwest Venture Partners X LP (together with its affiliates, “Norwest”) continues to own at least thirty percent (30%) of the shares of Preferred Stock owned by it on the date hereof, one individual designated by Norwest, which individual shall serve as one of the

Series A Directors described in Section 2(e)(ii) of the Restated Certificate and who shall initially be Jeffrey Crowe and (iii) so long as Canaan VII L.P. (together with its affiliates, “Canaan”) continues to own at least thirty percent (30%) of the shares of Preferred Stock owned by it on the date hereof, one individual designated by Canaan, which individual shall serve as one of the Series A Directors described in Section 2(e)(ii) of the Restated Certificate and who shall initially be Daniel Ciporin. Any vote taken to remove any director elected pursuant to this Section 1.2(a), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2(a), shall also be subject to the provisions of this Section 1.2(a). Upon the request of any party entitled to designate a director as provided in this Section 1.2(a), each Investor agrees to vote its Investor Shares for the removal of such director.
(b) At each election of directors in which the holders of Common Stock, voting as a separate class, are entitled to elect directors of the Company, the Key Holders, the Designated Common Stockholders and the Investors shall vote all of their respective Key Holder Shares, Designated Holder Shares and Investor Shares (to the extent such Investor Shares are shares of Common Stock) so as to elect the person serving as Chief Executive Officer of the Company, who as of the date of this Agreement is Renaud Laplanche. Any vote taken to remove the director elected pursuant to this Section 1.2(b), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2(b), shall also be subject to the provisions of this Section 1.2(b). In the event that the person serving as the director to be elected as set forth in Section 1.2(b) ceases to serve as the Chief Executive Officer of the Company, the Key Holders, the Designated Common Stockholders and the Investors shall vote all of their respective Key Holder Shares, Designated Holder Shares and Investor Shares (to the extent such Investor Shares are shares of Common Stock) for the removal of such director at the request of a majority of the Board of Directors excluding the director to be removed.
(c) At each election of directors in which the holders of Common Stock and holders of Preferred Stock, voting together as a single class, including any Common Stock shares held by Investors, are entitled to elect directors of the Company, the Key Holders, the Designated Common Stockholders and Investors shall vote all of their respective Key Holder Shares, Designated Holder Shares and Investor Shares so as to elect one (1) individual designated by mutual consent of each of the other members of the Company’s Board of Directors, who shall be an industry representative not affiliated with the Company or any Investor. Any vote taken to remove any director elected pursuant to this Section 1.2(c), or to fill any vacancy created by the resignation, removal or death of a director elected pursuant to this Section 1.2(c), shall also be subject to the provisions of this Section 1.2(c).
1.3 No Liability for Election of Recommended Director. None of the parties hereto and no officer, director, stockholder, partner, employee or agent of any party makes any representation or warranty as to the fitness or competence of the nominee of any party hereunder to serve on the Board of Directors by virtue of such party’s execution of this Agreement or by the act of such party in voting for such nominee pursuant to this Agreement.

1.4 Legend.
(a) Concurrently with the execution of this Agreement, there shall be imprinted or otherwise placed, on certificates representing the Key Holder Shares and the Investor Shares the following restrictive legend (the “Legend”):
“THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE TERMS AND CONDITIONS OF A VOTING AGREEMENT WHICH PLACES CERTAIN RESTRICTIONS ON THE VOTING OF THE SHARES REPRESENTED HEREBY. ANY PERSON ACCEPTING ANY INTEREST IN SUCH SHARES SHALL BE DEEMED TO AGREE TO AND SHALL BECOME BOUND BY ALL THE PROVISIONS OF SUCH AGREEMENT. A COPY OF SUCH VOTING AGREEMENT WILL BE FURNISHED TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO THE COMPANY AT ITS PRINCIPAL PLACE OF BUSINESS.”
(b) The Company agrees that, during the term of this Agreement, it will not remove, and will not permit to be removed (upon registration of transfer, reissuance of otherwise), the Legend from any such certificate and will place or cause to be placed the Legend on any new certificate issued to represent Key Holder Shares, Designated Holder Shares or Investor Shares theretofore represented by a certificate carrying the Legend. If at any time or from time to time any Key Holder, Designated Common Stockholder or Investor holds any certificate representing shares of the Company’s capital stock not bearing the aforementioned legend, such Key Holder, Designated Common Stockholder or Investor agrees to deliver such certificate to the Company promptly to have such legend placed on such certificate.
1.5 Successors. The provisions of this Agreement shall be binding upon the successors in interest to any of the Key Holder Shares, Designated Holder Shares or Investor Shares. The Company shall not permit the transfer of any of the Key Holder Shares, Designated Holder Shares or Investor Shares on its books or issue a new certificate representing any of the Key Holder Shares, Designated Holder Shares or Investor Shares unless and until the person to whom such security is to be transferred shall have executed a written agreement, substantially in the form of this Agreement, pursuant to which such person becomes a party to this Agreement and agrees to be bound by all the provisions hereof as if such person were a Key Holder, Designated Common Stockholder or Investor, as applicable.
1.6 Other Rights. Except as provided by this Agreement or any other agreement entered into in connection with the Financing, each Key Holder, Designated Common Stockholder and Investor shall exercise the full rights of a holder of capital stock of the Company with respect to the Key Holder Shares, Designated Holder Shares and the Investor Shares, respectively.
1.7 Change of Control.
(a) In the event that a sale of the Company of all or substantially all of the Company’s assets, whether by means of a merger, consolidation or sale of stock or assets, or otherwise (an “Approved Sale”) or any sale of equity or debt securities consummated principally for financing purposes (an “Approved Financing,” and either an Approved Financing or an Approved Sale being an “Approved Transaction”) is approved by (x) the Board of Directors, (y) holders of at least fifty-five percent (55%) of the then outstanding shares of Preferred Stock, and (z) holders of a majority of the then outstanding shares of Common Stock

(such holders under “y” and “z” being the “Requisite Holders”), then (i) if the Approved Sale is structured as either an “Acquisition” or an “Asset Transfer,” as such terms are defined in the Restated Certificate, as in effect on the date hereof, each Key Holder, Investor and Designated Common Stockholder agrees to be present, in person or by proxy, at all meetings for the vote thereon, to vote all shares of capital stock held by such person for and raise no objections to such Approved Sale, and waive and refrain from exercising any dissenters rights, appraisal rights or similar rights in connection with such merger, consolidation or asset sale, (ii) if the Approved Sale is structured as a sale of the stock of the Company, each Key Holder, Investor and Designated Common Stockholder shall agree to sell all shares of the Company’s capital stock held by them on the terms and conditions approved by the Requisite Holders; provided in each case that such terms do not provide that such Key Holder, Investor or Designated Common Stockholder would receive as a result of such Approved Sale less than the amount that would be distributed to such Key Holder, Investor or Designated Common Stockholder in the event the proceeds of such Approved Sale of the Company were distributed in accordance with the liquidation preferences set forth in Restated Certificate, as amended from time to time, and (iii) if the Approved Transaction is an Approved Financing, each Designated Common Stockholder and Investor agrees to be present, in person or by proxy, at all meetings for any vote thereon, to vote (or execute a written consent with respect to) all shares of capital stock held by such person for all matters related to the approval and consummation of such Approved Financing.
(b) The Key Holders, Investors and Designated Common Stockholders shall each take all necessary and desirable actions approved by the Requisite Holders in connection with the consummation of the Approved Transaction, including the execution of such agreements and such instruments and other actions reasonably necessary to (i) provide the representations, warranties, indemnities, covenants, conditions, non-compete agreements, escrow agreements and other provisions and agreements relating to an Approved Sale; provided, however, that pursuant to the terms of such proposed transaction, the Key Holders, Designated Common Stockholders and Investors shall not be required to give any representations and warranties regarding the operations and conditions (financial and otherwise) of the Company and its business, assets and liabilities (unless such Key Holders, Designated Common Stockholders or Investors are officers of the Company and are giving such representations and warranties solely in such capacity as such officers and not in their capacity as a holder of the Company’s capital stock), and (ii) effectuate the allocation and distribution of the aggregate consideration upon an Approved Sale.
1.8 Irrevocable Proxy. To secure each Key Holder’s, each Investor’s and each Designated Common Stockholder’s obligations to vote the Key Holder Shares, the Investor Shares and the Designated Holder Shares in accordance with this Agreement, each Key Holder, each Investor and each Designated Common Stockholder hereby appoints the Chief Executive Officer and the Chairman of the Board of Directors, or their designees, as such Key Holder’s, Investor’s, or Designated Common Stockholder’s true and lawful proxy and attorney, with the power to act alone and with full power of substitution, to vote all of such Key Holder’s Key Holder Shares, such Investor’s Investor Shares or such Designated Common Stockholder’s Designated Holder Shares as set forth in this Agreement and to execute all appropriate instruments consistent with this Agreement on behalf of such Key Holder, Investor, or Designated Common Stockholder if, and only if, such Key Holder, Investor or Designated

Holder fails to vote all of such Key Holder’s Key Holder Shares, such Investor’s Investor Shares or such Designated Common Stockholder’s Designated Holder Shares, or execute such other instruments in accordance with the provisions of this Agreement within five (5) days after the Company’s or any other party’s written request for such Key Holder’s, Investor’s or Designated Common Stockholder’s written consent or signature. The proxy and power granted by each Key Holder, Investor, and Designated Common Stockholder pursuant to this Section 1.8 are coupled with an interest and are given to secure the performance of such party’s duties under this Agreement. Each such proxy and power will be irrevocable for the term hereof. The proxy and power, so long as any party hereto is an individual, will survive the death, incompetency and disability of such party or any other individual holder of the Shares and, so long as any party hereto is an entity, will survive the merger or reorganization of such party or any other entity holding any Investor Shares, Key Holder Shares or Designated Holder Shares.
2. Termination.
2.1 This Agreement shall continue in full force and effect from the date hereof through the earliest of the following dates, on which date it shall terminate in its entirety:
(a) a Qualified Public Offering (as defined in the Restated Certificate);
(b) ten (10) years from the date of this Agreement;
(c) the date of the closing of an Acquisition or Asset Transfer (as defined in the Restated Certificate); or
(d) the date as of which the parties hereto terminate this Agreement by written consent of the holders of at least fifty-five percent (55%) of the Investor Shares, the holders of a majority of the Key Holder Shares held by the Key Holders then providing services to the Company as officers or employees, the written consent of Morgenthaler so long as Morgenthaler is entitled to designate a director pursuant to Section 1.2(a)(i), the written consent of Norwest so long as Norwest is entitled to designate a director pursuant to Section 1.2(a)(ii) and the written consent of Canaan so long as Canaan is entitled to designate a director pursuant to Section 1.2(a)(iii).
3. Miscellaneous.
3.1 Ownership. Each Key Holder represents and warrants to the Investors and the Company that (a) such Key Holder now owns the Key Holder Shares listed on Exhibit A hereto, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such Key Holder has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Key Holder enforceable in accordance with its terms. Each Investor represents and warrants to the Investors and the Company that (a) such Investor now owns, or will own upon the Closing (as defined in the Purchase Agreement), the Investor Shares listed on Exhibit B hereto, free and clear of liens or encumbrances, and has not, prior to or on the date of this Agreement, executed or delivered any proxy or entered into any other voting agreement or similar arrangement other than one which has expired or terminated prior to the date hereof, and (b) such Investor has full power and capacity to execute, deliver and perform this Agreement, which has been duly executed and delivered by, and evidences the valid and binding obligation of, such Investor enforceable in accordance with its terms.

3.2 Further Action.
(a) If and whenever any Investor Shares, Key Holder Shares or Designated Holder Shares are sold, the Investor, the Key Holder or Designated Common Stockholder selling such Investor Shares, Key Holder Shares or Designated Holder Shares, as the case may be, or the personal representative thereof shall do all things and execute and deliver all documents and make all transfers, and cause any transferee of such Investor Shares, Key Holder Shares or Designated Holder Shares to do all things and execute and deliver all documents, as may be necessary to consummate such sale consistent with this Agreement and such that the transferee thereof agrees to be bound by this Agreement.
(b) The Company shall not issue shares of its Common Stock, or grant any option or warrant to purchase Common Stock, to any person or entity if such issuance or grant would result in such person or entity holding at least one half a percent (0.5%) of the Company’s outstanding voting capital stock of the Company (calculated on an as-converted to Common Stock basis) unless such person or entity becomes a party to this Agreement as a Designated Common Stockholder.
3.3 Specific Performance. The parties hereto hereby declare that it is impossible to measure in money the damages which will accrue to a party hereto or to their heirs, personal representatives, or assigns by reason of a failure to perform any of the obligations under this Agreement and agree that the terms of this Agreement shall be specifically enforceable. If any party hereto or his heirs, personal representatives, or assigns institutes any action or proceeding to specifically enforce the provisions hereof, any person against whom such action or proceeding is brought hereby waives the claim or defense therein that such party or such personal representative has an adequate remedy at law, and such person shall not offer in any such action or proceeding the claim or defense that such remedy at law exists.
3.4 Governing Law. This Agreement shall be governed by and construed under the laws of the State of Delaware as such laws are applied to agreements among Delaware residents entered into and performed entirely within the State of Delaware, without reference to the conflict of laws provisions thereof. The parties agree that any action brought by either party under or in relation to this Agreement, including without limitation to interpret or enforce any provision of this Agreement, shall be brought in, and each party agrees to and does hereby submit to the jurisdiction and venue of, any state or federal court located in the County of Santa Clara, California.

3.5 Amendment or Waiver. This Agreement may be amended or modified (or provisions of this Agreement waived) only upon the written consent of (i) the Company, (ii) holders of at least fifty-five percent (55%) of the Preferred Stock and (iii) holders of a majority of the Key Holder Shares held by the Key Holders then providing services to the Company as officers or employees. Any amendment or waiver so effected shall be binding upon the Company, each of the parties hereto and any assignee of any such party; provided, however, that notwithstanding the foregoing, (w) Section 1.2(a) of this Agreement shall not be amended or waived without the written consent of Morgenthaler so long as such party is entitled to designate a director pursuant to Section 1.2(a)(i), (x) Section 1.2(a) of this Agreement shall not be amended or waived without the written consent of Norwest so long as such party is entitled to designate a director pursuant to Section 1.2(a)(ii) and the written consent of Canaan so long as such party is entitled to designate a director pursuant to Section 1.2(a)(iii), and (y) Section 1.7 of this Agreement shall not be amended in a manner that adversely affects the Key Holders in a manner different than the Investors without the consent of the holders of a majority of the Key Holder Shares held by the Key Holders then providing services to the Company as officers or employees. Notwithstanding the foregoing, no consent of any party hereto shall be necessary to include as a party to this Agreement any additional holders of Common Stock or Preferred Stock as “Key Holders,” “Investors” or “Designated Common Stockholders.”
3.6 Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.
3.7 Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators and other legal representatives.
3.8 Additional Shares. In the event that subsequent to the date of this Agreement any shares or other securities are issued on, or in exchange for, any of the Key Holder Shares, Designated Holder Shares or Investor Shares by reason of any stock dividend, stock split, combination of shares, reclassification or the like, such shares or securities shall be deemed to be Key Holder Shares, Designated Holder Shares or Investor Shares, as the case may be, for purposes of this Agreement.
3.9 Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed an original, but all of which together shall constitute one instrument.
3.10 Waiver. No waivers of any breach of this Agreement extended by any party hereto to any other party shall be construed as a waiver of any rights or remedies of any other party hereto or with respect to any subsequent breach.
3.11 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of or in any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character on any party’s part of any breach, default or noncompliance under this Agreement or any waiver on such party’s part of any provisions or conditions of the Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement by law, or otherwise afforded to any party, shall be cumulative and not alternative.

3.12 Attorney’s Fees. In the event that any suit or action is instituted under or in relation to this Agreement, including without limitation to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.
3.13 Notices. All notices required in connection with this Agreement shall be in writing and shall be deemed effectively given: (a) upon personal delivery to the party to be notified, (b) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written notification of receipt. All communications shall be sent to the holder appearing on the books of the Company or at such address as such party may designate by ten (10) days advance written notice to the other parties hereto.
3.14 Entire Agreement. This Agreement and the Exhibits hereto, along with the Purchase Agreement and the other documents delivered pursuant thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof and supersedes in its entirety the Prior Agreement, which shall have no further force or effect. No party shall be liable or bound to any other in any manner by any oral or written representations, warranties, covenants and agreements except as specifically set forth herein and therein. Each party expressly represents and warrants that it is not relying on any oral or written representations, warranties, covenants or agreements outside of this Agreement.
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In Witness Whereof, the parties hereto have executed this Amended and Restated Voting Agreement as of the date first above written.

COMPANY:		INVESTORS:

LendingClub Corporation		Norwest Venture Partners X. LP

by: Genesis VC Partners X, LLC, its General Partner

By:	/s/ Renaud Laplanche	By:	/s/ Jeffrey M. Crowe

	Renaud Laplanche		Name:	Jeffrey M. Crowe
	President & CEO		Title:	General Partner

KEY HOLDER:		Canaan VII L.P.

By: Canaan Partners VII LLC

/s/ Renaud Laplanche		By:	/s/ Deepak Kamra

Renaud Laplanche			Name:	Deepak Kamra
			Title:	Member/Manager

Morgenthaler Ventures IX, L.P.

By: Morgenthaler Management Partners IX, LLC, Its Managing Partner

		By:	/s/ Gary R. Little

			Name:	Gary R. Little
			Title:	Member
Signature Page
First Amended and Restated Voting Agreement

In Witness Whereof, the parties hereto have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTORS:

Daniel Ciporin

By:	/s/ Daniel Ciporin

	Name:	Daniel Ciporin

	Title:	Venture Partner

Sagax Development Corp.

By:

Name:

Title:

Bay Partners XI, L.P.
By Bay Management Company XI, LLC, General Partner

By:	/s/ Salil Deshpande

Salil Deshpande, Manager

Bay Partners XI Parallel Fund, L.P.
By Bay Management Company XI, LLC, General Partner

By:	/s/ Salil Deshpande

Salil Deshpande, Manager
Signature Page
First Amended and Restated Voting Agreement

In Witness Whereof, the parties hereto have executed this Amended and Restated Voting Agreement as of the date first above written.

INVESTOR(S):

Pierre Latecoere

By:	/s/ Pierre Latecoere

	Name:	Pierre Latecoere
Title:
Signature Page
First Amended and Restated Voting Agreement

In Witness Whereof, the parties hereto have executed this Amended and Restated Voting Agreement as of the date first above written.

DESIGNATED COMMON STOCKHOLDERS:

Kirill Dmitriev

Bracket Media Group, LLC

John C. Levinson and Ellen G. Levinson

Christophe Laurent

Joaquin Delgado

John Donovan

Hom-Wijaya Family Trust

By:

Name:
Title:

Sagax Development Corp.

By:

Name:
Title:
Signature Page
First Amended and Restated Voting Agreement

Exhibit A
LIST OF KEY HOLDERS
Renaud Laplanche

Exhibit B

LIST OF INVESTORS
Norwest Venture Partners X, LP
Canaan VII L.P.
Morgenthaler Ventures, IX, LP
Bay Partners XI, L.P.
Bay Partners XI Parallel Fund, L.P.
Daniel Ciporin
Sagax Development Corp.
Michael Thomas
Jon Medved
Wilmont Living Trust
F&W Investments II LLC — Series 2008
Eric di Benedetto
Pierre Latecoere
Andrew J. Kurman
Bartek Ringwelski
The Scott and Lori Langmack Family Trust
Exhibit B
Amended and Restated Voting Agreement

Exhibit C
LIST OF DESIGNATED COMMON STOCKHOLDERS
Kirill Dmitriev
Bracket Media Group, LLC
John C. Levinson and Ellen G. Levinson
Christophe Laurent
Joaquin Delgado
John Donovan
Hom-Wijaya Family Trust
Sagax Development Corp.
Exhibit C
Amended and Restated Voting Agreement